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                           [LETTERHEAD]

                                                  FOR IMMEDIATE RELEASE
                                                  For More Information Contact:
                                                  Jan E. Gaulding, Sr. VP & CFO
                                                  (214) 687-2000

           PRONET INC. ANNOUNCES PRICING OF CONCURRENT PUBLIC EQUITY
                               AND DEBT OFFERINGS

DALLAS, TEXAS, MAY 31, 1996 -- PRONET INC. (NASDAQ - PNET) today announced the public offering of 4,000,000 shares of its common stock at $25.00 per share and $120 million in principal amount of its 10 7/8% Senior Subordinated Notes due 2006.

     Lehman Brothers was the lead manager on both offerings. The common stock offering was co-managed by Donaldson, Lufkin & Jenrette Securities Corporation, Goldman, Sachs & Co. and J.P. Morgan & Co. The notes offering was co-managed by Donaldson, Lufkin & Jenrette Securities Corporation, Goldman, Sachs & Co. and First Chicago Capital Markets, Inc.


     Pending completion of the Company's acquisition of Teletouch Communications, Inc., the proceeds of the Notes will be held in an escrow account maintained by Bank One, Texas, N.A. The proceeds received by ProNet from the offerings will be used to refinance debt to be assumed through the previously announced merger with Teletouch, fund the previously announced acquisition of the nationwide license and related system equipment from Motorola Inc. and fund other pending acquisitions.

     The Company also announced that it has obtained the consent of the holders of a majority in principal amount of its 11 7/8% Senior Subordinated Notes due 2005 to conform certain covenants and events of default in the 11 7/8% Notes to those in ProNet's new notes. Holders of record as of May 15, 1996 who submitted valid and unrevoked consents on or prior to May 28, 1996 will receive the consent fee of $10.00 per $1,000 of principal amount of notes.

     ProNet, based in Dallas, Texas, provides wireless communications services through its paging and security operations to over a million subscribers in five regions of the United States. Upon completion of its merger with Teletouch and its pending acquisitions, the Company will provide service to approximately 1.5 million subscribers.

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